UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                        KNIGHTSBRIDGE TANKERS LIMITED /1/
                    ----------------------------------------
                                (Name of Issuer)


                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)


                                    G5299G106
                               -------------------
                                 (CUSIP Number)


                                 Not Applicable
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |X| Rule 13d-1(b)
               | | Rule 13d-1(c)
               | | Rule 13d-1(d)

------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Berger LLC/2/  ID No. 84-1507541
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0- /3/
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.00%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IA, CO
--------------------------------------------------------------------------------


------------------------
/2/  Berger LLC was formerly known as Berger Associates, Inc.

/3/ It has been determined that neither Berger LLC nor Kansas City Southern Industries, Inc. (KCSI) is a beneficial owner of any securities covered by this statement. The securities reported in 1998 as beneficially owned are held in a mutual fund for which a subadviser of Berger LLC has total investment control.

Schedule 13G                                                         Page 3 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kansas City Southern Industries, Inc., ID No. 44-0663509
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            HC, CO
--------------------------------------------------------------------------------

Schedule 13G                                                         Page 4 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------


Item 1.

      (a)   Name of Issuer:   Knightsbridge Tankers Limited

      (b)   Address of Issuer's Principal Executive Offices:

            Cedar House
            41 Cedar Avenue
            Hamilton HM 12
            Bermuda

Item 2.

      (a)   Name of Person Filing:

            (1)   Berger LLC
            (2)   Kansas City Southern Industries, Inc.

      (b)   Address of Principal Business Office:

            (1)   Berger LLC
                  210 University Boulevard, Suite 900
                  Denver, Colorado  80206

            (2)   Kansas City Southern Industries, Inc.
                  114 West 11th Street
                  Kansas City, MO  64105

      (c)   Citizenship:

            (1)   Berger LLC:       Nevada

            (2)   Kansas City Southern Industries, Inc.:  Delaware

      (d)   Title of Class of Securities:  Common Stock

      (e)   CUSIP Number:     G5299G106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   _____ Broker or Dealer registered under Section 15 of the Act

Schedule 13G                                                         Page 5 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------


      (b)   _____ Bank as defined in section 3(a)(6) of the Act

      (c)   _____ Insurance Company as defined in section 3(a)(19) of the Act

      (d)   _____ Investment Company registered under section 8 of the
                  Investment Company Act

      (e)     X   Investment Adviser registered under section 203 of the
            ----- Investment Adviser Act of 1940 /4/

      (f)   _____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

      (g)     X   Parent Holding Company, in accordance with section
            ----- 240.13d-1(b)(1)(ii)(G (Note:  See Item 7) /5/

      (h)   _____ Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

      (a)   Amount Beneficially Owned:

            (1)   Berger LLC:            0  /6/
                                    -------

            (2)   Kansas City Southern Industries, Inc.:       0
                                                          -------

      (b)   Percent of Class:

            (1)   Berger LLC:         0.00%
                                    -------

            (2)   Kansas City Southern Industries, Inc.  0.00%
                                                        -------


------------------------
/4/  Berger LLC is a registered investment adviser.

/5/ Kansas City Southern Industries, Inc. ("KCSI") indirectly owns approximately 86% of Berger LLC and is filing this statement solely as a result of such stock ownership which may be deemed to give KCSI control over Berger LLC.

/6/ It has been determined that neither Berger LLC nor Kansas City Southern Industries, Inc. (KCSI) is a beneficial owner of any securities covered by this statement. The securities reported in 1998 as beneficially owned are held in a mutual fund for which a subadviser of Berger LLC has total investment control.

Schedule 13G                                                         Page 6 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------


      (c)   Number of shares as to which such person has:

            (1)   Berger LLC:

                  (i)   Sole power to vote or to direct the vote:     0
                                                                   -------

                  (ii)  Shared power to vote or to direct the vote:   0
                                                                   -------

                  (iii) Sole power to dispose or to direct the
                        disposition of:                               0
                                                                   -------

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                               0
                                                                   -------


            (2)   Kansas City  Southern Industries, Inc.

                  (i)   Sole power to vote or to direct the vote:     0
                                                                   -------

                  (ii)  Shared power to vote or to direct the vote:   0
                                                                   -------

                  (iii) Sole power to dispose or to direct the
                        disposition of:                               0
                                                                   -------

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                               0
                                                                   -------

Item 5.   Ownership of Five Percent or Less of a Class:

          This statement is being filed to report the fact that as of the date hereof Berger LLC has ceased to be the beneficial owner of more than five percent of the class of securities referenced herein. [X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          N/A

Item7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          This statement has been filed jointly by KCSI (parent holding company) and Berger LLC (its registered investment adviser subsidiary) and information relating to Berger LLC has been included herein.

Schedule 13G                                                         Page 7 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------


Item 8.   Identification and Classification of Members of the Group:

          N/A

Item 9.   Notice of Dissolution of Group:

          N/A

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Schedule 13G                                                         Page 8 of 8
CUSIP No. G5299G10                                 Knightsbridge Tankers Limited
--------------------------------------------------------------------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    BERGER LLC:

                                    February 14, 2000
                                    --------------------------------------------
                                    Date

                                    /s/ Brian S. Ferrie
                                    --------------------------------------------
                                    Signature

                                    Brian S. Ferrie, Vice President - Compliance
                                    --------------------------------------------
                                    Name/Title


                                    KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                    February 14, 2000
                                    --------------------------------------------
                                    Date

                                    /s/ Joseph D. Monello
                                    --------------------------------------------
                                    Signature

                                    Joseph D. Monello
                                    Vice President and Chief Financial Officer
                                    --------------------------------------------
                                    Name/Title

                                  EXHIBIT INDEX


Exhibit           Document                                  Page No.
-------           --------                                  --------

A                 Joint Filing Agreement                    A-1

                                    Exhibit A
                                       to
                                  SCHEDULE 13G

                                   BERGER LLC
                                       and
                      KANSAS CITY SOUTHERN INDUSTRIES, INC.


     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, Berger LLC, a Nevada LLC, and Kansas City Southern Industries, Inc., a Delaware corporation, hereby agree that the preceding Schedule 13G is being filed on behalf of each of them.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 14th day of February, 2000.

                                    BERGER LLC:

                                    /s/ Brian S. Ferrie
                                    --------------------------------------------
                                    Brian S. Ferrie
                                    Vice President - Compliance


                                    KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                    /s/ Joseph D. Monello
                                    --------------------------------------------
                                    Joseph D. Monello
                                    Vice President and Chief Financial Officer


                                       A-1